Exhibit 99.1

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Joleen Jackson 310-252-2702 Joleen.Jackson@mattel.com

MATTEL REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

Third Quarter Highlights

•	Worldwide net sales flat with the prior year;
•	Domestic gross sales down 4 percent and international gross sales up 5 percent;
•	Worldwide gross sales for core brands: Barbie® down 18 percent; Hot Wheels® up 8 percent; Core Fisher-Price® flat and American Girl® brands up 12 percent;
•	Gross margin decreased 210 basis points of net sales; SG&A increased 100 basis points of net sales;
•	Operating income as a percentage of net sales was 18.5 percent, down 310 basis points; and
•	Earnings per share of $0.55 vs. prior year of $0.61.

EL SEGUNDO, Calif., October 17, 2005 – Mattel, Inc. (NYSE: MAT) today reported 2005 third quarter financial results. For the quarter, the company reported net income of $225.3 million, or $0.55 per share, compared to last year’s third quarter net income of $255.8 million, or $0.61 per share.

“Third quarter results are disappointing as sales increases in much of our portfolio were offset by declines in the Barbie® brand. Overall, we continue to experience the effect of a difficult retail environment as well as cost increases,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “I am confident, however, that our recent organizational changes have laid a positive foundation as we continue to reinvigorate the Barbie® brand and improve our processes across the organization.”

Financial Overview

For the quarter, net sales were $1.67 billion, flat compared to last year, and included a benefit from changes in currency exchange rates of 1 percentage point. On a regional basis, third quarter gross sales decreased 4 percent in the U.S., and were up 5 percent in international markets, which included a benefit from changes in currency exchange rates of 3 percentage points. Operating income for the quarter was down 14 percent at $308.8 million, primarily due to lower gross margins.

The company’s debt-to-total-capital ratio was 18.8 percent. Consistent with the seasonality of the company’s business and its use of working capital, the company’s cash and equivalents declined by approximately $983 million during the nine months ended September 30, 2005, compared to a decline of approximately $822 million in the prior year period. The primary reason for the higher cash usage was the repayment of $150 million of 6 1/8th percent senior notes that matured in July 2005. Additionally, during the third quarter of 2005, the company repurchased 0.7 million shares of its common stock at a cost of $13.4 million. During the third quarter of 2004, the company did not repurchase shares of its common stock.

Sales by Business Unit

Mattel Brands

For the third quarter, worldwide gross sales for the Mattel Brands business unit were $1.0 billion, a 5 percent decrease versus the prior year’s third quarter. Worldwide gross sales for the Barbie® brand were down 18 percent. Worldwide gross sales of Other Girls Brands, which includes Polly Pocket!™, Little Mommy™ and several new brand introductions, such as Disney Cinderella and Teen Trends™, were up double-digits.

Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco® R/C brands, were up 4 percent, primarily driven by higher sales of Hot Wheels®. Worldwide gross sales for the Entertainment business, which includes Games and Puzzles, were down 7 percent for the quarter, primarily driven by sales declines in the Yu-Gi-Oh!™ property and JuiceBox™, while sales of the Batman™ property were higher.

Fisher-Price® Brands

Third quarter worldwide gross sales for the Fisher-Price® Brands business unit, which includes the Fisher-Price®, Little People®, Rescue Heroes® and Power Wheels® brands, were $727.4 million, a 6 percent increase versus the prior year’s third quarter. The increase reflects the strong growth in Fisher-Price® Friends worldwide and Core Fisher-Price® in international markets.

American Girl® Brands

Third quarter gross sales for the American Girl® Brands business unit, which offers American Girl® branded products direct to consumers, were $69.1 million, up 12 percent from the prior year, primarily driven by the continued success of the new American Girl Today® doll and strong performance of the American Girl® retail stores.

Live Webcast

Mattel will webcast its 2005 third quarter earnings conference call at 8 a.m. Eastern time (5 a.m. Pacific time) today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site, www.mattel.com. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11 a.m. Eastern time (8 a.m. Pacific time) the morning of the call, until Tuesday, October 18th, 2005 at midnight Eastern time (9 p.m. Pacific time) and may be accessed by dialing + (719) 457-0820. The passcode is 9578764.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products, including Barbie®, the most popular fashion doll ever introduced. The Mattel family is comprised of such best-selling brands as Hot Wheels®, Matchbox®, American Girl® and Tyco® R/C, as well as Fisher-Price® brands (www.fisher-price.com), including Little People®, Rescue Heroes®, Power Wheels® and a wide array of entertainment-inspired toy lines. With worldwide headquarters in El Segundo, Calif., Mattel employs more than 25,000 people in 42 countries and sells products in more than 150 nations throughout the world. The Mattel vision is to be the world’s premier toy brands — today and tomorrow.

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Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy and store closures; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition, including from private label toys, on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; the possibility of product recalls and related costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; changes in laws and regulations; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS, bird flu or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives; and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains forward-looking statements about the impact of recent organizational changes, reinvigoration of the Barbie® brand and improvement of processes across the organization. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended September 30,					For the Nine Months Ended September 30,
	2005		2004		Yr / Yr % Change	2005		2004		Yr / Yr % Change
(In millions, except per share and percentage information)	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$1,666.1		$1,667.5		0%	$3,336.1		$3,252.4		3%
Cost of sales	904.8	54.3%	870.8	52.2%	4%	1,844.0	55.3%	1,737.7	53.4%	6%

Gross Profit	761.3	45.7%	796.7	47.8%	-4%	1,492.1	44.7%	1,514.7	46.6%	-1%
Advertising and promotion expenses	191.6	11.5%	192.1	11.5%	0%	372.4	11.2%	363.9	11.2%	2%
Other selling and administrative expenses	260.9	15.7%	243.7	14.7%	7%	776.8	23.2%	734.0	22.6%	6%

Operating Income	308.8	18.5%	360.9	21.6%	-14%	342.9	10.3%	416.8	12.8%	-18%
Interest expense	16.8	1.0%	20.8	1.3%	-19%	54.0	1.6%	52.5	1.6%	3%
Interest (income)	(4.3)	-0.3%	(5.2)	-0.3%	-18%	(28.7)	-0.9%	(14.3)	-0.4%	102%
Other non-operating (income), net	(15.0)		(5.8)			(28.7)		(17.4)

Income Before Income Taxes	311.3	18.7%	351.1	21.1%	-11%	346.3	10.4%	396.0	12.2%	-13%
Provision for income taxes	86.0		95.3			208.4		107.6

Net Income	$225.3	13.5%	$255.8	15.3%	-12%	$137.9	4.1%	$288.4	8.9%	-52%

EPS—Basic	$0.56		$0.62			$0.34		$0.69

Average Number of Common Shares Outstanding—Basic	403.7		414.6			409.8		420.6

EPS—Diluted	$0.55		$0.61			$0.33		$0.68

Average Number of Common and Common Equivalent Shares Outstanding—Diluted	407.2		418.0			413.9		424.4

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except percentage information)	2005	2004	2005	2004
Worldwide Gross Sales:
Mattel Brands	$1,005.0	$1,060.9	$2,083.2	$2,106.3
% Change	-5%	-9%	-1%	-4%
Pos./(Neg.) Impact of Currency (in % pts)	2	2	2	3

Fisher-Price Brands	727.4	683.1	1,329.1	1,261.7
% Change	6%	7%	5%	8%
Pos./(Neg.) Impact of Currency (in % pts)	0	2	1	2

American Girl Brands	69.1	61.4	195.5	164.7
% Change	12%	9%	19%	14%

Other	3.5	0.2	12.1	5.8

Gross Sales	$1,805.0	$1,805.6	$3,619.9	$3,538.5

% Change	0%	-3%	2%	1%
Pos./(Neg.) Impact of Currency (in % pts)	1	2	1	3

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$1,805.0	$1,805.6	$3,619.9	$3,538.5
Sales Adjustments	(138.9)	(138.1)	(283.8)	(286.1)

Net Sales	$1,666.1	$1,667.5	$3,336.1	$3,252.4

% Change	0%	-2%	3%	1%
Pos./(Neg.) Impact of Currency (in % pts)	1	2	2	2

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At September 30,		At Dec. 31, 2004
(In millions)	2005 (Unaudited)	2004 (Unaudited)
Assets
Cash and equivalents	$173.8	$331.1	$1,156.8
Accounts receivable, net	1,262.4	1,220.5	759.0
Inventories	725.9	666.5	418.6
Prepaid expenses and other current assets	264.7	287.5	302.8

Total current assets	2,426.8	2,505.6	2,637.2
Property, plant and equipment, net	538.2	596.9	586.5
Other noncurrent assets	1,436.5	1,410.3	1,532.8

Total Assets	$4,401.5	$4,512.8	$4,756.5

Liabilities and Stockholders’ Equity
Short-term borrowings	$89.3	$89.2	$29.0
Current portion of long-term debt	88.4	191.0	189.1
Accounts payable and accrued liabilities	1,069.2	1,060.8	1,229.2
Income taxes payable	262.4	240.9	279.9

Total current liabilities	1,509.3	1,581.9	1,727.2
Long-term debt	350.0	438.4	400.0
Other noncurrent liabilities	259.4	244.5	243.5
Stockholders’ equity	2,282.8	2,248.0	2,385.8

Total Liabilities and Stockholders’ Equity	$4,401.5	$4,512.8	$4,756.5

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At September 30,
(In millions, except days and percentage information)	2005	2004
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	68	66
Inventories
Days of Supply (DOS)	67	64
Total Debt Outstanding	$527.7	$718.6
Total Debt-to-Total Capital Ratio	18.8%	24.2%

	Nine Months Ended September 30,
(In millions)	2005 (a)	2004
Condensed Cash Flow Data:
Cash Flows (Used For) Operating Activities	$(629)	$(549)
Cash Flows (Used For) Investing Activities	(38)	(85)
Cash Flows (Used For) Financing Activities and Other	(316)	(188)

(Decrease) in Cash and Equivalents	$(983)	$(822)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.